EXHIBIT 32.3    COPIES OF ASSET PURCHASE AGREEMENTS WITH RESPECT TO THE SALE OF THE CLAIMS EVALUATION DIVISON

June 30, 2008

J&P Michigan Evaluation Group, Inc.
26400 Lahser Road
Southfield, MI 48034
Attention:  Mr. Phillip Lewis, President

Dear Mr. Lewis:

This letter, when countersigned by you, will constitute a definitive asset purchase agreement between Hooper Evaluations, Inc., a New York corporation (“Seller”), and J&P Michigan Evaluation Group, Inc., a Michigan corporation (“Buyer”).

1.	Sale and Purchase of Assets; Purchase Price; Liabilities; Closing

a.  Sale and Purchase.  Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s assets relating to its independent medical evaluation business known as “Michigan Evaluation Group” (the “Business”), including, without limitation, all medical equipment and other tangible personal property, including leased property,  located at Suite 200, 26400 Lahser Road, Southfield MI 48034 (the “Premises”); all accounts receivable; all authorizations, permits, licenses, and registrations of Seller; all trade secrets, service marks (other than the names “Hooper Holmes” and “Hooper Evaluations”), and intangible assets, including, without limitation, internet addresses and registrations; the name “Michigan Evaluation Group, Inc.” and any related assumed names, all customer lists and physicians lists; all telecopy and telephone numbers at the Premises; all files, books and records, invoices, sales and other data; the goodwill of the Business; the lease with respect to the Premises; and all agreements and contracts related to the Business (the “Acquired Assets”).  All cash balances with respect to the Business as of the close of business on June 30, 2008 shall belong to Seller and be excluded from the Acquired Assets.  Cash accruing after June 30, 2008, including, without limitation, proceeds from the collection of accounts receivable, shall belong to Buyer and be deemed part of the Acquired Assets.

b.  Purchase Price.  As full consideration for the aforementioned assets, Buyer shall pay to Seller $125,000 by wire transfer of immediately available funds on the Closing Date (as hereinafter defined) and shall deliver a promissory note for $500,000 bearing interest at a rate of 0% per annum, which shall be payable in six equal installments of $83,333.33 commencing on the last business day of the month following the Closing Date and continuing thereafter on the last business day of the five succeeding months.  On the Closing Date, the promissory note shall be guaranteed by John V. Welsh and Philip Lewis in form acceptable to Seller.

c.  Assumed and Retained Liabilities.  On the Closing Date Buyer assumes all outstanding liabilities of Seller arising in the ordinary course of the Business prior to June 30, 2008 (the “Assumed Liabilities”); provided, however that all debts, obligations, and liabilities of the Seller or its affiliates, including, without limitation, amounts due to Miller, Canfield, Paddock & Stone, P.L.C., arising out of or related to the pending matter of Hooper Evaluations v. Liberatore et al, United States District Court for the Eastern District of Michigan Case No. NO5:08-cv-11617 (the “Litigation”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller, as and when due.  The debts, obligations, and liabilities of Seller (i) arising out of or related to the Litigation and (ii) not arising in the ordinary course of the Business, if any, shall be referred to as the “Retained Liabilities.”  The Retained Liabilities shall be the only liabilities retained by Seller with respect to the Business.

d.  Closing.  The closing of the transactions contemplated by this agreement is taking place simultaneously with the execution hereof.  The date of the closing shall sometimes be referred to as the “Closing Date.”

e.  Reimbursement of Seller for July 2008 Lease Payment.  Seller shall make the lease payment with respect to the Premises for the month of July, 2008 on or before July 1, 2008, on behalf of Buyer and, on the Closing Date, Buyer shall pay to Seller $10,600, to reimburse Seller for such expense.

2.	Seller’s Representations, Warranties and Covenants

a.  Organization & Authority; Authorization; Consents.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the full power and authority to enter into and perform its obligations under this agreement and to carry on the Business as it is currently being conducted.  The execution, delivery and performance of this agreement by Seller have been duly authorized by all requisite action of Seller.  The execution, delivery and performance of this agreement by the Company will not (i) conflict with Seller’s organizational documents, (ii) constitute a violation of any agreement, law or regulation to which Seller may be bound, or (iii) result in the creation of any lien or encumbrance on any of the Acquired Assets.  The Company has registered to do business in the State of Michigan, and such registration is in good standing.

b.  Title to Acquired Assets.  Seller has, and at the closing Buyer will receive, valid title to all of the Acquired Assets, free and clear of any claim, lien or encumbrance, except for the lien, if any, of taxes not yet due and payable.

c.  Taxes.  Seller has timely filed all federal, state and other tax returns with respect to the Business required by law to be filed by it and has paid all taxes reflected on such returns.  Each such tax return is true and correct in all material respects.  There are no claims pending or, to the best of Seller’s knowledge, threatened against Seller for past due taxes with respect to the Business.  All taxes with respect to the Business that are or were required by law to be withheld or collected by Seller have been duly withheld or collected and paid to the proper taxing authority.

d.  Litigation; Compliance with Law.  There is no litigation, proceeding or governmental investigation pending, and there is no order, injunction or decree outstanding against, or relating to Seller with respect to the Business or any of the assets being sold to Buyer pursuant to this agreement other than the Litigation and the matter of
Grose v. Hooper Holmes, et al., Ingham County Circuit Court case no. 07-000436-nm-c30.  .  To the best of Seller’s knowledge, Seller is not in violation of any applicable law, regulation, or any other requirement of any governmental body or court relating to the Business, and no notice has been received by Seller alleging any such violation.

e.  Brokers.  Seller has not employed any broker or finder in connection with the transactions contemplated by this agreement.

f.  Seller represents that it has paid all account payables arising in the ordinary course of the Business prior to the Closing Date in a manner consistent with its past practices with regard to the timing of paying such payables.

3.  Buyer’s Representations and Warranties

a.  Organization & Authority; Authorization; Consents.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the full power and authority to enter into and perform its obligations under this agreement.  The execution, delivery and performance of this agreement by Buyer have been duly authorized by all requisite action of Buyer.  The execution, delivery and performance of this agreement by Buyer will not (i) conflict with Buyer’s organizational documents, or (ii) constitute a violation of any agreement, law or regulation to which Buyer may be bound.

b.  Brokers.  Buyer has not employed any broker or finder in connection with the transactions contemplated by this agreement.

4.	Further Agreements of the Parties

a.  Covenants Against Competition and Solicitation.  To accord to Buyer the full value of its purchase, for a period of two years after the Closing Date neither Seller, its parent-company, Hooper Holmes, Inc. (“HHI”), nor any affiliate thereof, shall, directly or indirectly, engage (as an owner, consultant, or employee), or be interested in any business or entity that engages, on its or his own behalf or on behalf of any third party, in the independent medical evaluation business anywhere in the State of Michigan.

For a period of two years after the Closing Date, neither Seller, HHI nor any affiliate thereof shall, directly or indirectly, employ or solicit for employment or consulting, on its own behalf or on behalf of any other person or entity, or otherwise encourage the resignation of, any person who is then, or at any time within the immediately preceding twelve (12) months has been, an employee of the Business.

Seller and HHI acknowledge that the remedy at law for breach of the provisions of this section 4 a. will be inadequate and that, in addition to any other remedy Buyer may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.  If any court construes any covenant in this section 4 a. to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

b.  Indemnification.  Each party shall indemnify the other against any loss, cost or expense (including, without limitation, reasonable attorneys’ fees) incurred by such other party in connection with the indemnifying party’s breach of any of its representations and warranties in this agreement.  In addition, Seller shall indemnify Buyer against any loss cost or expense (including, without limitation, reasonable attorneys’ fees) incurred by Buyer in connection with any third-party claim related to matters that occurred prior to the Closing Date, except with respect to any such claims of which John V. Welsh or Phillip A. Lewis had actual knowledge prior to the Closing Date.  Each party’s indemnification obligations shall (i) survive until the one-year anniversary of the Closing Date and (ii) be capped at $100,000.  In addition, Seller’s obligation to indemnify Buyer for pre-closing matters other than Retained Liabilities shall be subject to a basket of $25,000.

c. Access.  For a period of two years after the Closing Date, each party shall provide the other party with commercially reasonable access during normal business hours to its books, records and other information relating to the Business to the extent that they relate to the condition or operation of the Business prior to the closing and are requested by the party to prepare its tax returns, to respond to third party claims, or for any other legitimate purpose specified in writing.  Each party shall have the right, at its own expense, to make copies of any such books and records.

d.  Further Assurances.  At any time and from time to time after the Closing Date each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other commercially reasonable action as the other may reasonably request to carry out the transactions contemplated by this agreement.

5.           Closing Deliveries.

a.   Seller shall deliver the following at Closing:

(1)           Bill of Sale.  Seller shall have delivered to Buyer (i) a bill of sale with warranty of title for all Acquired Assets to be transferred Seller hereunder, (ii) assignments of the Premises leases and any other leased Acquired Assets; and (iii) any other documents necessary or desirable in the opinion of Buyer’s counsel in connection with the transfer, which documents shall warrant title to Buyer and shall in all respects be in such form as may be reasonably required by Buyer or its counsel.

(2)           Termination of Noncompetition.  Seller shall have terminated, in a form suitable to Buyer, all rights of the Seller under the Employment Agreements or Noncompetition Agreement executed by Phillip A. Lewis and John V. Welsh dated as of April 30, 2004.

(3)           Notices and Consents.  Any notices required to be given to third- parties as to the assignment of any of the Acquired Assets to Buyer, and such third-party consents as must be obtained prior to the assignment of any of the Acquired Assets to Buyer.

(4)           Assignment of Settlement Agreement.  Seller shall have delivered an assignment, in form acceptable to Buyer, which assigns to Buyer all of Seller’s rights under the Settlement Agreement with respect to the Litigation by and among Hopper Evaluations, Inc., Lillian M. Liberatore, Glen M. Scheerer, Sean-Michael Liberatore, Grant Hyatt, M.D. and Michigan Comprehensive Medical Evaluations, PLLC, dated June 23, 2008 (the “Settlement Agreement”), provided, however, that Seller shall retain the right to receive the monetary payments set forth in Sections 1 and 5 of the Settlement Agreement.

b.           The Buyer shall deliver the following at Closing:

(1)                 Purchase Price.  The portion of the Purchase Price which is due and payable to the Seller under the terms of this Agreement at Closing, which shall be payable at Closing by wire transfer in immediately available funds to an account of Seller or another party designated by Seller to receive such funds.

(2)                 Resignation of Welsh and Lewis.  The resignation of John V. Welsh and Phillip A. Lewis, in form acceptable to Seller, as employees and officers of the Seller.  Seller shall pay all amounts due to John V. Welsh and Phillip A. Lewis as employees to the Closing Date, together with all accrued vacation or similar pay, on Seller’s first regularly scheduled payroll date following the Closing Date.

(3)                 Promissory Note.  A promissory note in a form reasonably acceptable to the Seller evidencing the obligation of the Buyer to pay the deferred portion of the Purchase Price set forth in Section 1(b) herein together with the Guaranty of such promissory note by John V. Welsh and Philip Lewis.

6.           Employees.  As a condition precedent to Buyer’s obligation to pay the Purchase Price, Seller shall have terminated all employees of the Business.  Buyer shall have no obligation to hire any employees of Seller, provided, however, that Buyer shall be free to negotiate with and hire any of such employees.

7.           Confidential Information.  Seller recognizes and acknowledges that it has certain confidential and proprietary information and trade secrets of the Business including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”).  Seller agrees that it will not, directly or indirectly, take commercial or proprietary advantage of or profit from any Confidential Information, other than through its existing operations in the states of New York and New Jersey or disclose Confidential Information to any Person (other than Buyer) for any reason or purpose whatsoever, except as is required to be disclosed by law; provided, that the party required to make such disclosure shall provide to Buyer prompt notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure.

8.           Transition Services; Use of Software.  Seller and Buyer agree to cooperate and exchange information in order to facilitate a transition of the Business to Buyer.  For a period of three months following the Closing Date, Seller shall, without additional consideration, provide information and technical support with respect to software systems and other programs used in connection with the Business or with respect to the transition from such systems to other systems or programs used by the Buyer.

9.           Treatment of Litigation and Proceeds.  The Seller shall have the right, at its cost and expense, to pursue the Litigation and, subject to the consent of the Buyer, which consent will not be unreasonably withheld, to settle or dismiss the Litigation issued manner as Seller may reasonably determine.  Provided, however, that Buyer may elect to assume, at its cost and expense, and upon written notice to the Seller, the prosecution of the Litigation at any time prior to entry of an order of dismissal or execution of a settlement agreement, at which time Seller shall assign its interest in the Litigation to the Buyer.  Seller shall have the right to retain any monetary awards received by the Plaintiff pursuant to Sections 1 and 5 of the Settlement Agreement, without regard to whether such amounts are received by Plaintiff on or before June 30, 2008.

10.           Lease Agreement for Premises.  Pursuant to this agreement, Seller has assigned its rights and obligations under the lease agreement with respect to the Premises (the “Lease”) to Buyer.  Consent of the landlord is required with respect to such assignment.  Such consent has been sought by Seller; however, as of the Closing Date, such consent has not yet been obtained.  Following the Closing Date, Seller shall use its best efforts to secure consent of the landlord with respect to assignment of the Lease to Buyer.  Until the time that such consent is obtained, Seller agrees that it will timely make any rent payments due under the Lease, and Buyer shall reimburse Seller for any such amounts paid within 5 days notice of any such payment from Seller.  Following the Closing Date, Buyer agrees to perform all of Seller’s obligations under the Lease.

11.           Miscellaneous

a.  Entire Agreement.  This agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.  Except as specifically set forth in this agreement, there are no representations or warranties by any party in connection with the transactions contemplated by this agreement.  This agreement may not be assigned without the consent of the other party hereto, and subject to such proviso, it shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns and successors.

b. Governing Law.  This agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to conflicts of laws principles.

c.  Dispute Resolution.  Any disputes under this Agreement shall be resolved amicably between or among the parties in dispute and failing same, shall be submitted to any court having jurisdiction of such matters located in Oakland County, Michigan or the Eastern District of Michigan and the parties hereby waive any claim that such court does not have personal jurisdiction over it or that such court is an inconvenient forum.

d.  Counterparts.  The parties may execute this agreement in counterparts, including facsimile counterparts, and on separate counterparts, but all such counterparts shall constitute the same instrument.

e.  Expenses of Transaction.  Each party shall pay its own expenses incident to the preparation for carrying this Agreement into effect and consummating the transaction hereby contemplated.

Please countersign the enclosed copy of this agreement on behalf of the Company and individually, as indicated below.

Very truly yours,

Hooper Evaluations, Inc.

By: _______________________
       Name:  William F. Kracklauer
       Title:  Senior Vice President,
                                                                                           General Counsel

Acknowledged and Agreed:

J&P Michigan Evaluation Group, Inc.

By: ___________________________
Phillip Lewis, President

Hooper Holmes, Inc. hereby agrees to the provisions of Section 4 a. of this agreement.

Hooper Holmes, Inc.

By:  ____________________
Name:  William F. Kracklauer
Title:    Senior Vice President,
             General Counsel

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated as of June 30, 2008, by and among Hooper Evaluations, Inc., a New York corporation (“Seller”); Hooper Holmes, Inc., a New York corporation (“Shareholder”); and DDA Management Services, LLC, a New York limited liability company (“Buyer”).

Seller is engaged in the business of facilitating independent medical evaluations and related services as conducted by Seller in the State of New York and commonly known as “D&D Associates”, “Allegiance Health” and/or “Medimax”, including, without limitation, such business as was formerly conducted by Allegiance Administrative Corporation, Allegiance Health, Inc., File Solutions, Inc., Medimax, Inc. and Allegiance Health Services, LLC, each of which entities has been merged with and into Seller (collectively, “Business”).

Shareholder owns all of the issued and outstanding shares of capital stock of Seller.

Seller desires to sell and Buyer desires to purchase substantially all of the assets used by Seller in the operation of the Business upon the terms and subject to the conditions set forth in this Agreement.

The parties, intending to be legally bound, agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.  At the Closing (defined below), Buyer will purchase from Seller and Seller will sell, transfer, assign, convey, and deliver to Buyer all of Seller's right, title and interest in and to all of the assets owned by or leased or licensed to Seller and used or held for use by Seller in the conduct of the Business, excepting only the Excluded Assets (collectively, “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller's right, title and interest in, to and under:

(a) all machinery, furniture, fixtures, equipment, computer hardware, supplies, repair and replacement parts and other tangible personal property, including, without limitation, those items listed on Schedule 1.1(a);

(b) the real property leases and other contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements listed on Schedule 1.1(b);

(c) all licenses, permits, registrations, authorizations, and similar rights required to carry on the Business in the ordinary course, including, without limitation, those items listed on Schedule 1.1(c);

(d) all intellectual, industrial and proprietary rights, including without limitation (i) all design and use rights to all circuit boards, software, and system architecture, (ii) all telephone and facsimile numbers and e-mail addresses used in the Business, (iii) all inventions, (iv) all granted patents for inventions and any reissues thereof, if any, (v) all copyrights, whether registered or unregistered, (vi) all designs and industrial designs, (vii) all trademarks, trade names, all variations thereof, and any word, symbol, icon, logo or other indicia of origin adopted or used in connection with any product made or service provided in the Business, whether registered or unregistered, and rights to prevent unfair trading, (viii) all trade secrets, confidential information, know-how and processes, (ix) all applications and registrations for all of the foregoing, (x) all licenses, including sub-licenses, or other rights to use intellectual, industrial or proprietary rights of third parties including, without limitation, any customer of the Business, (xi) all Internet addresses, web sites and other Business addresses; and (xii) all licenses, including sub-licenses granted to third parties to use any of the foregoing;

(e) all deposits, prepaid taxes and other prepaid expenses;

(f) all billed and unbilled trade accounts receivable, an aging of which, current as of May 31, 2008, is listed on Schedule 1.1(f), and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(g) the goodwill of the Business, including, without limiting the generality of the foregoing, Seller’s rights to the names “D&D Associates”, “Allegiance Health” and “Medimax”, all other names under which Seller has conducted or now does conduct business, and all variations thereof, the exclusive right of Buyer to represent itself as carrying on the Business in continuation of and in succession to Seller, and all records of sales, customer lists, physician lists and supplier lists of Seller; and

(h) all personnel records, inspection records, accounting records, and all other records, books, documents and data bases in the possession or under the control of Seller relating to the Business, the Purchased Assets, the Assumed Liabilities, and those employees of Seller who subsequent to the Closing are employed by Buyer.

1.2 Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets specifically do not include (a) Seller’s cash and cash equivalents on hand as of the Closing, (b) Seller’s rights to the names “Hooper Holmes” and “Hooper Evaluations,” (c) those assets owned by or leased or licensed to Seller and used or held for use by Seller exclusively in the conduct of Seller’s “Michigan Evaluation Group” business, (d) Seller’s tax returns and related work papers with respect to the Business for taxable periods ending on or prior to the Closing Date, and (e) the specific items listed on Schedule 1.2.

1.3 Assumed Liabilities.  At the Closing, Buyer shall assume the following liabilities and obligations of Seller related to the Business (“Assumed Liabilities”):

(a) all trade accounts payable that arise from the ordinary course conduct of the Business and relate to the period prior to the Closing, an aging of which, current as of May 31, 2008, is listed on Schedule 1.3(a) (“Accounts Payable”); and

(b) all liabilities and obligations of Seller first arising after and related to the period following the Closing under those contracts assigned to Buyer as part of the Purchased Assets.

1.4 Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not be liable or obligated for any of Seller’s past, present or future liabilities or obligations and nothing in this Agreement shall be construed in any manner to constitute an assumption by Buyer of any such liability or obligation of Seller.  Seller shall retain and pay and perform when due all of its liabilities and obligations other than the Assumed Liabilities, whether known or unknown, asserted or unasserted, absolute, accrued contingent or otherwise, and whether due or to become due (collectively, “Excluded Liabilities”).  Without limiting the generality of the foregoing, Excluded Liabilities shall include, without limitation, all liabilities and obligations of Seller with respect to taxes for periods prior to the Closing Date, Seller’s employment of any of Seller’s employees or their termination by Seller whether prior to or after the Closing Date (as more particularly described in Sections 5.8 and 5.9), any Action pending or threatened as of the Closing Date or arising out of or relating to matters or events occurring prior to the Closing Date, and all other claims arising out of or relating to matters or events occurring prior to the Closing Date.

1.5 Purchase Price.  The aggregate consideration for the Purchased Assets and the non-competition and non-solicitation agreements set forth in Article VII shall be (U.S.) $5,000,000 (“Purchase Price”).  The Purchase Price shall be paid by Buyer to Seller in cash at the Closing.

1.6 Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets and the non-competition and non-solicitation provisions for all purposes, including financial accounting and tax purposes, in accordance with the allocation set forth on Schedule 1.6 (“Allocation”).  Seller and Buyer shall cooperate in good faith in the joint preparation of IRS Form 8594 on a basis consistent with the agreed-upon Allocation.  Each party shall notify the other party if it receives notice that any taxing authority proposes any allocation of the Purchase Price that is different from the agreed-upon Allocation.

ARTICLE II

CLOSING AND CLOSING DATE

2.1 Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place effective as of 11:59 P.M. (EST) on the date of this Agreement (“Closing Date”).

2.2 Closing Deliverables.  In addition to any other deliveries required by the parties under this Agreement, at or prior to the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following, in form reasonably acceptable to Buyer:

(a) such bills of sale, assignments and other instruments of transfer as Buyer may reasonably require to vest in Buyer as of the Closing Date good, valid and marketable title to all of the Purchased Assets, free and clear of any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance (“Liens”);

(b) consents to assignment from each of the third parties listed on Schedule 2.2(b);

(c) an estoppel certificate from the landlord of each of (i) the Buffalo, New York leased real property, (ii) the Garden City, New York leased real property, and (iii) the Franklin Square, New York leased real property; and

(d) the employment agreements for each employee of the Business listed on Schedule 2.2(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article are correct and complete.

3.1 Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full power to carry on its business as now being conducted.  Seller is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by Seller, or the nature of the business conducted by Seller makes such qualification necessary.

3.2 Authorization.  Each of Seller and Shareholder has full power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller and Shareholder, enforceable in accordance with its terms.

3.3 Noncontravention.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance with the terms of this Agreement do not and will not: (a) conflict with or result in any breach of any provision of the terms of the Articles of Incorporation or Bylaws of Seller, (b) conflict with, constitute a default under, result in a breach of or require notice to or the consent of any third party under any contract, agreement, commitment, note, license or other instrument to which Seller is a party or by which it or any of its property may be bound; (c) result in the creation of any Lien upon or any person obtaining the right to acquire any properties, assets or rights of Seller; (d) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which Seller or any of its property is subject; or (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

3.4 Financial Statements.  Schedule 3.4 contains true and complete copies of the following financial statements (collectively, “Financial Statements”): (a) the statements of income of the Business for the fiscal years ended December 31, 2006 and December 31, 2007 (“Most Recent Fiscal Year End”), and (b) the statements of income of the Business (“Most Recent Financial Statements”) as of and for the period beginning January 1, 2008 and ending on the last day of the calendar month immediately preceding the Closing Date (“Most Recent Fiscal Month End”).  All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete.  Each of the statements of income  included within the Financial Statements fairly presents the results of operations of the Business as of its date.  All Financial Statements have been prepared in conformity with U.S. GAAP, consistently applied.  Since the date of the Most Recent Financial Statements, there has not been any material adverse change in the financial or operating condition of the Business.

3.5 Undisclosed Liabilities.  The Business has no liabilities or obligations except for the liabilities and obligations (a) reflected or reserved for on the Most Recent Financial Statements or (b) that have arisen since the date of the Most Recent Fiscal Month End in the ordinary course of business.  Seller knows of no circumstance, condition, event or arrangement that could hereafter give rise to any other liabilities or obligations of Seller with respect to the Business, or any successor to the Business.

3.6 Title, Condition and Sufficiency of the Purchased Assets.

(a) Seller has, and at the Closing, Buyer will receive, good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens.

(b) All of the Purchased Assets are in operating condition, subject only to ordinary wear and tear.  All of the tangible Purchased Assets have been maintained in the ordinary course of business in accordance with industry standards.

(c) The Purchased Assets constitute all of the assets, rights and properties used or held for use by Seller in connection with the Business and necessary for the conduct of the Business as presently conducted.

(d) There are no corporations, partnerships, joint ventures, limited liability companies or other entities other than Seller in which Seller or Shareholder, directly or indirectly, has an interest and which owns any of the Purchased Assets or through which any part of the Business is conducted.

3.7 Contracts.  Schedule 1.1(b) sets forth a true and complete list of all real property leases and other contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements (written or oral) to which Seller is a party in connection with the Business that involve an annual expenditure by Seller in excess of $2,500 (“Contracts”).  Seller has delivered to Buyer a true and complete copy of each written Contract and a written summary setting forth the terms and conditions of any oral Contract.  With respect to each of the Contracts: (a) the Contract is legal, valid, binding, enforceable and in full force and effect; (b) Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under the Contract; (c) the transactions contemplated by this Agreement do not require the consent of any other party to the Contract, will not result in a breach of or default under the Contract, and will not otherwise cause the Contract to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (d) no party to the Contract is in breach or default under the Contract, or has alleged a breach or default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit termination, modification or acceleration under the Contract; and (e) no party has repudiated any provision of the Contract.  With respect to each real property lease included in the Contracts: (i) Seller’s possession and quiet enjoyment of the real property under such lease has not been disturbed; (ii) Seller has not subleased, licensed or otherwise granted any person or entity the right to use or occupy the leased real property or any portion thereof; (iii) Seller has not collaterally assigned or granted any other Lien in such lease or any interest therein; and (iv) all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the underlying leased real property are in good condition and repair and sufficient for the operation of the Business.

3.8 Licenses.  Seller possesses or has been granted all licenses, permits, certifications, registrations, authorizations, and similar rights required to carry on the Business in the ordinary course (“Licenses”) and all such Licenses are listed on Schedule 1.1(c).  All such Licenses are in full force and effect and no proceeding is pending or, to Seller’s knowledge, threatened seeking the revocation or limitation of any License.

3.9 Accounts Receivable.  All Accounts Receivable represent or will represent valid obligations arising from bona fide sales actually made or services actually performed by Seller in the ordinary course of the Business, are consistent with all applicable fee schedules and all usual and customary charges of the Business, are current and collectible, and are not subject to any defense, setoff or counter-claim.  Schedule 1.1(f) contains a complete and accurate list of all Accounts Receivable as of May 31, 2008, which list sets forth the aging of each Account Receivable.  Since December 31, 2006, Seller has maintained, in the ordinary course of business, a consistent policy for the collection of accounts receivable of the Business and has not accelerated the collection of any such accounts receivable in any manner.

3.10 Accounts Payable.  All Accounts Payable represent or will represent valid obligations arising from bona fide purchases actually made or services actually obtained by Seller in the ordinary course of the Business.  Schedule 1.3(a) contains a complete and accurate list of all Accounts Payable as of May 31, 2008, which list sets forth the aging of each Account Payable.  Since December 31, 2006, Seller has maintained, in the ordinary course of business, a consistent policy for the payment of accounts payable of the Business and has not delayed or postponed the payment of such accounts payable in any manner.

3.11 Compliance with Laws.  Seller has, with respect to the Business and the Purchased Assets, complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every federal, state, local, and foreign governmental authority (and all agencies thereof) having jurisdiction, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

3.12 Litigation; Orders.  Except as disclosed on Schedule 3.12, there is no action, suit, arbitration, inquiry, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel (including, without limitation any workers compensation claims) (“Action”) pending or, to Seller’s knowledge, threatened against Seller or any of its physician contractors with respect to the Business or any of the Purchased Assets and to Seller’s knowledge, there is no basis in fact for any such Action.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that would interfere with the conduct of the Business as presently conducted or prevent or delay the transactions contemplated in this Agreement.

3.13 Taxes.  Seller has filed all tax returns required to be filed by Seller in connection with the Business.  All such returns are true and correct, and all taxes due in connection with such returns or otherwise due have been paid in full.  There is no Action or unresolved claim for assessment or collection, pending or, to Seller’s knowledge, threatened, by, or present dispute with, the United States or any other taxing authority for assessment or collection from Seller of any taxes of any nature in connection with the Business.  All taxes that Seller has been required to collect or withhold for in connection with the Business, including, without limitation, all payroll taxes, have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.  Seller has not waived any statute of limitations in respect of taxes in connection with the Business or agreed to any extension of time with respect to a tax assessment or deficiency in connection with the Business.  Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445(f)(3).

3.14 Labor.  Schedule 3.14 to this Agreement is a list, as of the date of this Agreement, of the current employees of Seller associated with the Business (“Current Employees”), and their dates of hire, positions, base salary and commission schedule (if applicable).  Except as set forth on Schedule 3.14 none of the Current Employees has any understanding or agreement (written or otherwise) with Seller or is covered by any collective bargaining or union contract or agreement.  There are no material strikes, work stoppages, boycotts or concerted actions pending or, to the knowledge of Seller, threatened (and Seller has no knowledge of any circumstances that may reasonably be expected to give rise thereto) against Seller or the conduct of the Business.  Seller has not received notice of any pending (a) proceeding under the National Labor Relations Act or before the National Labor Relations Board, (b) grievances or arbitrations, or (c) organizational drives or union clarification requests, in each case against or affecting Seller or the conduct of the Business.

3.15 Customers and Contractors.  No customer of the Business has indicated to Seller that it will stop, or materially decrease the rate of, purchasing services from the Business.  Schedule 3.15 lists the top twenty-five (25) revenue producing physician contractors to the Business during the last fiscal year and the amount of combined revenue from each such physician contractor during such period.  No physician contractor listed on Schedule 3.15 has indicated to Seller that it will stop providing, or materially decrease his or her availability to provide, services to the Business.  To Seller’s knowledge, there is no fact, condition or event relating to the Business that would materially adversely affect Seller’s relationship, or Buyer’s relationship after the Closing, with any customer or contractor.

3.16 Brokers.  Seller has not employed any broker or finder, or incurred any liability or obligation for a brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article are correct and complete.

4.1 Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York and has full power to carry on its business as now being conducted.  Buyer is duly authorized to conduct business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by Buyer, or the nature of the business conducted by Buyer makes such qualification necessary.

4.2 Authorization.  Buyer has full power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

4.3 Noncontravention.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance with the terms of this Agreement do not and will not: (a) conflict with or result in any breach of any provision of the terms of the Articles of Organization of Buyer, (b) conflict with, constitute a default under, result in a breach of or require notice to or the consent of any third party under any contract, agreement, commitment, note, license or other instrument to which Buyer is a party or by which it or any of its property may be bound; (c) result in the creation of any Lien upon or any person obtaining the right to acquire any properties, assets or rights of Buyer; (d) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which Buyer or any of its property is subject; or (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

4.4 Brokers.  Buyer has not employed any broker or finder, or incurred any liability or obligation for a brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF SELLER AND BUYER

5.1 General.  Each party agrees to take further action as reasonably requested by the other to carry out the purpose of this Agreement.  The sole cost and expense of any further action will be borne by the requesting party.

5.2 Consents.  Seller will use commercially reasonable efforts from and after the Closing Date to obtain all agreed upon third-party consents that have not been obtained by Seller prior to the Closing Date.  Nothing in this Agreement shall be construed as an attempt to assign any Contract or License that is by its terms or law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.  In the event (a) a Contract or License either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract or License prior to the Closing Date, or (c) direct assumption of any Contract or License is not practical, Buyer shall fulfill such Contract or License and shall assume the obligations and liabilities of such Contract or License accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Contract or License accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Contract or License.

5.3 Proration.  Current real estate taxes, personal property taxes, rents, utility charges (including electricity, gas, water, sewer and telephone), refuse collection, and other service contracts assumed by Buyer shall be prorated ratably as of the Closing Date.  To the extent practicable, all such prorations shall be computed and paid by Seller at the Closing, and to the extent not practicable, as soon as practicable thereafter.  Current real estate taxes and personal property taxes shall be prorated as of the Closing Date in accordance with the custom and practice of the jurisdiction of the Business location.

5.4 Reimbursement for Certain Payments. If Buyer pays any of the Excluded Liabilities, then Seller shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within five (5) business days of receipt by Seller of a demand for reimbursement, together with corresponding documentation of such payment.  In the event that on or after the Closing Date Seller receives any Accounts Receivable payments belonging to Buyer, Seller shall remit such payments to Buyer in the form received within five (5) business days of Seller’s receipt of such payments.  Seller shall, if applicable, provide Buyer with a regular accounting of all Accounts Receivable payments received by Seller, but belonging to Buyer, and shall provide Buyer with access to such books, records and other information as may be reasonably necessary for Buyer to verify such accounting.  Shareholder shall be jointly and severally liable with Seller for any payments required under this Section 5.4.

5.5 Transition Services.  In order to facilitate the orderly continuation of the Business after the Closing, for a period of three (3) months following the Closing Date, Seller shall provide, or cause to be provided, to Buyer, the services described on Schedule 5.5 (“Transition Services”).  If Buyer wishes to extend the term of any such Transition Services beyond such period, Seller and Buyer shall negotiate such extension in good faith.  Seller agrees that for the first sixty (60) days following the Closing Date, the Transition Services shall be provided to Buyer free of charge.  Thereafter, to the extent Buyer still requires any of the Transition Services, Buyer shall reimburse Seller for Seller’s actual, direct, out-of-pocket cost, without markup, to provide the applicable Transition Services to Buyer.  Upon Buyer’s request, Seller shall provide Buyer with access to such books, records and other information as may be reasonably necessary for Buyer to verify such cost.

5.6 Accounts Receivable Collection Assistance.  For a period of six (6) months following the Closing Date, upon Buyer’s specific request, Seller will use commercially reasonable efforts to assist Buyer in the collection of any Accounts Receivable that remain uncollected after their respective due dates.

5.7 Access.  For a period of four (4) years following the Closing Date, each party shall provide the other party with commercially reasonable access during normal business hours to its books, records and other information relating to the Business to the extent related to the condition or operation of the Business by Seller prior to the Closing Date and that are requested by the party to prepare its tax returns, to respond to third party claims, or for any other legitimate purpose specified in writing.  Each party shall have the right, at its own expense, to make copies of any such books, records and information.

5.8 Employees.  Buyer shall offer to employ, commencing on the Closing Date, those employees of Seller listed on Schedule 5.8 who are actively performing services for the Business as of the Closing Date (including any such employee of Seller on vacation) or who, as of the Closing Date are on leave of absence for any reason (other than long-term disability) and return to active full time employment within ninety (90) days after commencement of the leave (each, an “Eligible Employee”), on substantially similar terms and conditions of employment and with substantially the same benefits as those enjoyed by similarly situated employees of Buyer as of the Closing Date.  If an Eligible Employee accepts the offer to commence employment as of the Closing Date, he or she shall become an employee of Buyer as of the Closing Date (or as of the return from leave) and shall be referred to herein as a “Company Employee.”  Nothing herein shall limit the right of Buyer to terminate the employment of any such employee at any time after the Closing Date, or alter the salary, wages or benefits payable to any such employee at any time after the Closing Date.  Seller shall be responsible for the payment through the Closing Date of all compensation and benefits (including, without limitation, accrued vacation, sick time and personal time benefits) payable to all Company Employees and all other liabilities and obligations of Seller with respect to such Company Employees arising out of or relating to matters, events or periods occurring prior to the Closing Date, including, but not limited to any and all severance and/or stay bonus arrangements.  As to any of Seller’s employees that do not become a Company Employee, Seller shall retain and discharge when due any and all liabilities and obligations of Seller with respect to such employees, regardless of whether relating to matters or events occurring on, prior to or after the Closing Date.

5.9 Employee Benefit Arrangements.

(a) Effective as of the Closing Date, Company Employees shall cease participation in all employee benefit plans, programs, policies and arrangements maintained or contributed to for their benefit by Seller or any of its affiliates (“Seller Plans”) except to the extent such Seller Plans provide for continued participation by former employees or Seller otherwise retains liability with respect to such Seller Plans under this Agreement.

(b) Buyer shall use reasonable efforts to cause each Company Employee to be given credit for purposes of vesting and eligibility for participation for all service prior to the Closing Date with Seller and its affiliates (to the extent taken into account under similar employee benefit plans, programs, policies and arrangements of Seller in effect immediately prior to the Closing Date) under each employee benefit plan, program and arrangement intended to meet the requirements of Code section 401(a) and for all purposes, including benefit payment levels under any severance or vacation arrangement and any other welfare benefit arrangement (in each case, to the extent taken into account under similar employee benefit plans, programs, policies and arrangements of Seller in effect immediately prior to the Closing Date) maintained for his or her benefit by Buyer on the Closing Date.

(c) Seller shall retain responsibility for and continue to pay, to the extent covered by Seller Plans, all medical, life insurance, disability and other welfare and government-mandated plan expenses and benefits for each Company Employee with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date.  Expenses and benefits with respect to claims incurred by Company Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer under, and to the extent covered by, Buyer’s employee benefit plans, programs, policies and arrangements, and government-mandated plans.  For purposes of this paragraph, a medical claim shall be deemed to be incurred as of the date of the occurrence or event giving rise to the benefit to which the claim relates.

(d) With respect to the welfare benefit plans initially implemented for the benefit of Company Employees immediately after the Closing Date, Buyer shall use reasonable efforts to (i) cause to be waived any requirement to provide evidence of insurability and any pre-existing condition limitations, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the year in which the Closing Date occurs, to claims incurred and amounts paid with respect to such employees with respect to similar plans maintained by Seller (or any affiliate thereof) for their benefit during the portion of the year that occurs prior to the date employment commences (provided Seller provides such information to Buyer as of the Closing Date).

(e) Seller shall furnish Buyer with any information that Buyer may require to provide benefits to Company Employees as of the Closing Date in accordance with this Section 5.9.

5.10 Public Announcements.  Except as agreed in writing by the parties or as otherwise may be required by applicable law or applicable stock exchange regulation, none of Seller, Shareholder or Buyer will issue, or permit any agent or affiliate to issue, any press releases or otherwise make, or permit any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing, in no event shall any public statements reference any parent or affiliated entity of Buyer.

ARTICLE VI

INDEMNIFICATION

6.1 Survival.  All representations and warranties of the parties contained in this Agreement shall survive the Closing Date until the eighteen (18) month anniversary of the Closing Date, other than the representations and warranties contained in Sections 3.13 (Employee Benefits) and 3.14 (Taxes), which shall survive until six (6) months following the expiration of the applicable statutes of limitations; provided, however, (a) representations and warranties that are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims; and (b) the representations and warranties in Sections 3.2 and 3.6(a) and any representation or warranty made falsely by a party intentionally, willfully or recklessly shall survive the Closing without limitation.  Covenants and agreements contained in this Agreement shall survive the Closing without limitation.  The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted by any party or by any information that any party may receive at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

6.2 Indemnification by Buyer.  From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its affiliates, each of their respective members, managers, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, “Seller Indemnified Parties”) from and against any and all loss, cost, liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees) (“Losses”) incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (a) any breach by Buyer of its covenants and agreements contained herein; (b) any breach by Buyer of its representations and warranties contained herein; or (c) the Assumed Liabilities.  Notwithstanding the foregoing, (i) Buyer shall be required to indemnify the Seller Indemnified Parties pursuant to Section 6.2(b) only to the extent that the aggregate Losses indemnifiable pursuant to Section 6.2(b) exceed (U.S.) $10,000 in the aggregate (“Basket”), (ii) Buyer shall not be required to indemnify the Seller Indemnified Parties pursuant to Section 6.2(b) in an aggregate amount in excess of (U.S.) $1,000,000 (“Cap”), and (iii) any claim for indemnification under Section 6.2(b) must be made, if at all, during the applicable survival period set forth in Section 6.1.

6.3 Indemnification by Seller and Shareholder.  From and after the Closing Date, Seller and Shareholder, jointly and severally, shall indemnify and hold harmless Buyer and its affiliates, each of their respective stockholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (a) any breach by Seller or Shareholder of their covenants and agreements contained herein; (b) any breach by Seller of its representations and warranties contained herein; (c) the Excluded Liabilities; or (d) the matters disclosed in Schedule 3.12.  Notwithstanding the foregoing, (i) Seller and Shareholder shall be required to indemnify the Buyer Indemnified Parties pursuant to Section 6.3(b) only to the extent that the aggregate Losses indemnifiable pursuant to Section 6.3(b) exceed the Basket, (ii) Seller and Shareholder shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 6.3(b) in an aggregate amount in excess of the Cap, and (iii) any claim for indemnification under Section 6.3(b) must be made, if at all, during the applicable survival period set forth in Section 6.1; provided, however, that claims made under Section 6.3(b) for breaches of Sections 3.2 or 3.6(a) or for any representation or warranty made falsely by a party intentionally, willfully or recklessly shall not be subject to the Basket or the Cap.

6.4 Third-Party Claims.  Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (“Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (“Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (“Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefor and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld);

(c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility as provided in this Section 6.4, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 6.4, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VI. The reimbursement of fees, costs and expenses required by this Article VI shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

ARTICLE VII

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

7.1 Confidentiality.  From and after the Closing, each of Seller and Shareholder agrees to keep confidential and not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature relating to the Business or the Purchased Assets, including, without limitation, confidential or proprietary information of Seller acquired by Buyer pursuant to this Agreement (“Confidential Information”).  Seller may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Seller will take reasonable steps to give Buyer sufficient prior notice in order to contest such request, requirement or order or to obtain a protective order.  Seller may also disclose Confidential Information if the information has become known to the general public by means other than Seller’s or Shareholder’s breach of this Agreement.

7.2 Non-Competition.  In consideration for the Purchase Price, each of Seller and Shareholder agrees that for a period of three (3) years following the Closing Date, neither Seller nor Shareholder shall, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, manage, operate, control, finance, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, sole proprietor, partner, venturer, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) which engages in the business of independent medical evaluations, peer reviews, functional capacity evaluations, related services, or any other activity substantially the same as or competitive with all or any part of the Business anywhere in the State of New York (“Restricted Business”).

7.3 Non-Solicitation.  In consideration for the Purchase Price, each of Seller and Shareholder agrees that for a period of three (3) years following the Closing Date, neither Seller nor Shareholder shall, either directly or indirectly: (a) divert or attempt to divert from Buyer or any affiliate of Buyer any work within the definition of the Restricted Business; (b) solicit, contact, call upon or attempt to solicit, or provide services to, any of Buyer’s or its affiliates’ customers, suppliers or actively sought potential customers or suppliers for the purpose of doing anything within the definition of the Restricted Business; or (c) induce or attempt to induce any person who is an employee or consultant of Buyer or any affiliate of Buyer to leave the employ of Buyer or such affiliate or hire any person who is, or within twelve (12) months prior to the date of such hiring was, an employee or consultant of Buyer or any affiliate of Buyer.

7.4 Reasonable Restrictions.  Each of Seller and Shareholder acknowledges and agrees that the covenants set forth in this Article VII are necessary to protect the goodwill value and other legitimate business interests of Buyer relating to the Business and are reasonable and valid in geographical and temporal scope and in all other respects.  If, at the time of enforcement of any of the provisions of this Article VII, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, each of Seller and Shareholder agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

7.5 Remedies.  Each of Seller and Shareholder acknowledges that the remedy at law of Buyer for breach of the covenants in this Article VII will be inadequate and that, in addition to any other remedy Buyer may have, including the right to recover damages, Buyer will be entitled to an injunction restraining any breach or threatened breach, without proof of actual damages and without bond or other security being required.  Each of Seller and Shareholder further agrees not to assert as a defense in any proceeding in which Buyer is seeking enforcement of any of the covenants in this Article VII any claim that Seller or Shareholder may have against Buyer or any other person arising under this Agreement or otherwise.  Seller or Shareholder, as applicable, shall be permitted to assert any such claim in a separate proceeding initiated by Seller or Shareholder but the pendency of any such proceeding shall not affect Buyer’s right to the strict enforcement of the covenants set forth in this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement.  This Agreement (including all Schedules or other attachments hereto) constitutes the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, promises, and arrangements, oral or written, among the parties with respect to the subject matter hereof.

8.2 Amendment.  This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

8.3 Third Parties.  Except as otherwise expressly provided under this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

8.4 Expenses.  Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

8.5 Notices.  All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile, in each case to the address or facsimile number and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):

If to Seller:

Hooper Evaluations, Inc.
170 Mt. Airy Road
Basking Ridge, NJ 07920
Attn:  William F. Kracklauer,
            Sr. Vice President,
            General Counsel
Facsimile No.: (908) 953-6304

If to Shareholder:

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, NJ 07920
Attn:       William F. Kracklauer
 Sr. Vice President,
 General Counsel
Facsimile No.:  (908) 953-6304

If to Buyer:                                                                                      with a mandatory copy to:

DDA Management Services, LLC                                                Bodman LLP
9400  Grogans Mill Road                                                               201 West Big Beaver Rd.
Suite 305                                                                                           Suite 500
The Woodlands, TX  77380                                                          Troy, MI  48084
Attn:       Scott J. Orr                                                                      Attn:  Gene P. Bowen
Sr. Vice President                                                            Facsimile No.:  (248) 743-6002
General Counsel
Facsimile No.:  (832) 485-0266

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

8.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party, except that Buyer may assign and/or delegate any or all of its rights and obligations hereunder, without the consent of Seller or Member, to (a) one or more Affiliates of Buyer, (b) an entity that acquires all or substantially all of the assets of Buyer used in connection with the Business; or (c) to any successor in a merger or acquisition involving Buyer; provided, further, that in no event shall any such assignment or delegation relieve Buyer of its obligations under this Agreement.  Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

8.7 Construction.  Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  All references in this Agreement to “Article”, or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof.  All references in this Agreement to “Schedule” or “Exhibit” refer to the corresponding Schedules or Exhibits to this Agreement unless otherwise stated.  All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement.  All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms.  Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the Person or Persons may in the context require.

8.8 Cumulative Remedies.  Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.

8.9 Waiver.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.10 Severability.  In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law.  To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.11 Representation of Parties.  The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them.  Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

8.12 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13 Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.

8.14 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts-of-law principles that would require the application of any other law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“SELLER”

HOOPER EVALUATIONS, INC.

By:
Name:  William F. Kracklauer
Title:     Sr. Vice President, General Counsel

“SHAREHOLDER”

HOOPER HOLMES, INC.

By:
Name:  William F. Kracklauer
Title:     Sr. Vice President, General Counsel

“BUYER”

DDA MANAGEMENT SERVICES, LLC

By:
Name:
Title: